                                                                     Exhibit 4.4



            ----------------------------------------------------
              THE WILLIS GROUP HOLDINGS LIMITED NON-EMPLOYEE
                       DIRECTORS SHARE OPTION SCHEME
            ----------------------------------------------------

                                    CONTENTS

CLAUSE                                                               PAGE

1.   Definitions And Interpretation...................................1
2.   Grant Of Options.................................................1
3.   Limits...........................................................2
4.   Exercise Of Options..............................................2
5.   Cash Equivalent..................................................3
6.   Merger, Consolidation, Exchange, Acquisition, Liquidation or
     Dissolution......................................................4
7.   Adjustment Of Options............................................5
8.   Alterations......................................................5
9.   Miscellaneous....................................................5

1.    DEFINITIONS AND INTERPRETATION

1.1   In this Scheme, unless the context otherwise requires:-

      "THE BOARD" means the board of directors of the Company or a committee appointed by them;

      "THE COMPANY" means Willis Group Holdings Limited (registered in Bermuda);

      "THE GRANT DATE" in relation to an option means the date on which the option was granted;

      "GROUP MEMBER" means:

      1.1.1 a Participating Company or a body corporate which is the Company's holding company or a subsidiary of the Company's holding company; or

      1.1.2 a body corporate which is a subsidiary undertaking of a body corporate within paragraph 1.1.1 above and has been designated by the Board for this purpose;

      "NON-EMPLOYEE DIRECTOR" means a member of the Board who is not an employee of the Company or any of its Subsidiaries;

      "PARTICIPANT" means a person who holds an option granted under this Scheme;

      "PARTICIPATING COMPANY" means the Company or any Subsidiary or any company which is not under the control of any single person, but is under the control of two persons, one of them being the Company;

      "SUBSIDIARY" means a body corporate which is a subsidiary of the Company.

2.    GRANT OF OPTIONS

2.1 Subject to Rule 3, the Board may by deed grant to any Non-Employee Director in any calendar year an option to subscribe for shares in the Company with a market value of $40,000 or such other amount as the Board shall determine from time to time , upon the terms set out in this Scheme and upon such other objective terms as the Board may specify. The terms of grant may include a term that the Participant enter into an agreement or election under which the Participant agrees to pay his employer's social security or National Insurance liability (or reimburse the employer for such liability) in any jurisdiction arising on exercise of the option. A Non-Employee Director may only be granted one option under this Scheme in each calendar year.

2.2 For the purposes of Rule 2.1, the market value of shares shall be on a per share basis for any given day, (i) if the Shares are not listed on any stock exchange, the fair market value per share, as determined by the Board on the relevant calculation date, and (ii) if the shares are listed on a stock exchange, the price per share equal to the average of the last sale price of the shares on each of the ten trading days prior to the relevant calculation date on the New York Stock Exchange or, if there shall have been no sales on such exchange on any such trading day, the average of the closing bid and asked prices on such exchange at the end of such trading day or if there is no such bid and asked price on the next preceding date when such bid and asked price occurred or, if the shares shall not be so listed, the average of the closing sales prices as reported by NASDAQ at the end of the relevant calculation date in the over-the-counter market.

2.3 The price at which shares may be acquired by the exercise of an option granted under this Scheme shall be the nominal value of those shares.

2.4   An option may only be granted:

      2.4.1 within the period of 6 weeks beginning with:

            (a) the date on which this Scheme is approved and adopted by the Company; or

            (b) the tenth day after the Company announces its results for any period; or

      2.4.2 at any other time when the circumstances are considered by the Board to be sufficiently exceptional to justify its grant; and

      2.4.3 within the period of 10 years beginning with the date on which this Scheme is adopted by the Company.

2.5   An option granted to any person:

      2.5.1 shall not, except as provided in Rule 4.4, be capable of being transferred by him; and

      2.5.2 shall lapse forthwith if he is adjudged bankrupt.

3.    LIMITS

3.1 No options shall be granted in any year which would, at the time they are granted, cause the number of shares in the Company allocated under this Scheme to exceed 100,000 shares.

3.2 Any option granted under this Scheme shall be limited and take effect so that the above limits are complied with.

4.    EXERCISE OF OPTIONS

4.1 The exercise of any option shall be effected in the form and manner prescribed by the Board and, unless the Board determines otherwise, any notice of exercise shall take effect only when received by the Company together with the relevant exercise monies or an agreement to provide such monies pursuant to arrangements acceptable to the Company.

4.2 An option granted under this Scheme may be exercised at any time after the Grant Date.

4.3 If any Participant dies at a time when he is a Non-Employee Director, any option may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death.

4.4 If any Participant ceases to be a Non-Employee Director (otherwise than by reason of his death), he may exercise any option within 12 months after the date he so ceased.

4.5 A Participant shall not be treated for the purposes of Rule 4.4 as ceasing to be a Non-Employee Director until such time as he is no longer a Non-Employee Director of any Group Member.

4.6 Notwithstanding any other provision of this Scheme, an option may not be exercised after the expiration of the period of 10 years (or such shorter period as the Board may have determined before its grant) beginning with the Grant Date.

4.7   An option may not be exercised unless:

      4.7.1 the Board considers that the issue or transfer of shares pursuant to such exercise would be lawful in all relevant jurisdictions; and

      4.7.2 in a case where, if the option were exercised, a Group Member would be obliged to (or would suffer a disadvantage if it were not to) account for any tax (in any jurisdiction) for which the person in question would be liable by virtue of the exercise of the option and/or for any social security contributions that would be recoverable from the person in question (together, the "Tax Liability"), that person has either:

            (a) made a payment to the Group Member of an amount at least equal to the Company's estimate of the Tax Liability; or

            (b) entered into arrangements acceptable to that or another Group Member to secure that such a payment is made (whether by authorising the sale of some or all of the shares on his behalf and the payment to the Group Member of the relevant amount out of the proceeds of sale or otherwise)

4.8 Within 30 days after an option has been exercised by any person, the Board shall allot to him (or a nominee for him) the number of shares in respect of which the option has been exercised.

4.9 All shares allotted under this Scheme shall rank equally in all respects with the shares of the same class then in issue except for any rights attaching to such shares by reference to a record date prior to the date of the allotment.

5.    CASH EQUIVALENT

5.1 Where an option has been exercised by any person in respect of any number of shares, and those shares have not yet been allotted to him in accordance with Rule 4.8, the Board may determine that, in substitution for his right to acquire such number of those shares as the Board may decide (but in full and final satisfaction of his said right), he shall be paid by way of additional emoluments a sum equal to the cash equivalent of that number of shares.

5.2 The CASH EQUIVALENT of any shares is the amount by which the Board's opinion of the market value of those shares on the day immediately preceding the date on which the option was exercised (or, if at the relevant time shares of the same class as those shares were listed on the New York Stock Exchange, the closing price per share on the dealing day immediately preceding that date) exceeds the price at which those shares may be acquired by the exercise of the option.

5.3 Subject to Rule 5.4, as soon as reasonably practicable after a determination has been made under Rule 5.1 that a person shall be paid a sum in substitution for his right to acquire any number of shares:

      5.3.1 the Company shall pay to him or procure the payment to him of that sum in cash; and

      5.3.2 if he has already paid the Company for those shares, the Company shall return to him the amount so paid by him.

5.4   If the Board in its discretion so decides:

      5.4.1 the whole or part of the sum payable under Rule 5.3.1 shall, instead of being paid to the person in question in cash, be applied on his behalf in subscribing for shares in the Company at a price equal to the market value (or, as the case may be, the closing price) by reference to which the cash equivalent is calculated, or in purchasing such shares, or partly in one way and partly in the other, and

      5.4.2 the Company shall allot to him (or his nominee) or procure the transfer to him (or his nominee) of the shares so subscribed for or purchased.

5.5 There shall be made from any payment under this Rule 5 such deductions (on account of tax or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable.

6.    MERGER, CONSOLIDATION, EXCHANGE, ACQUISITION, LIQUIDATION OR DISSOLUTION

6.1 In its absolute discretion, and on such terms and conditions as it deems appropriate, coincident with or after the grant of any option, the Board may provide that such option cannot be exercised after the merger, amalgamation pursuant to Bermuda law, or other consolidation of the Company into another company, the exchange of all or substantially all of the assets of the Company for the securities of another company, the acquisition by another company of 80% or more of the Company's then outstanding shares of voting stock or the recapitalization, reclassification, liquidation or dissolution of the Company, and if the Board so provides, it shall, on such terms and conditions as it deems appropriate in its absolute discretion, also provide, either by the terms of such option or by a resolution adopted prior to the occurrence of such merger, consolidation, exchange, acquisition, recapitalization, reclassification, liquidation or dissolution, that, for some period of time prior to such event, such option shall be exercisable as to all shares subject thereto, notwithstanding anything to the contrary herein and that, upon the occurrence of such event, such option shall terminate and be of no further force or effect; provided, however, that the Board may also provide, in its absolute discretion, that even if the option shall remain exercisable after any such event, from and after such event, any option shall be exercisable only for the kind and amount of securities and/or other property, or the cash equivalent thereof, receivable as a result of such event by the holder of a number of shares for which such option could have been exercised immediately prior to such event.

7.    ADJUSTMENT OF OPTIONS

7.1 In the event of any variation of the share capital of the Company including a demerger, special dividend or other event which, in the opinion of the Board would affect the share price to a material extent, then the Board may make such adjustments as it considers appropriate under Rule 7.2.

7.2 An adjustment made under this Rule shall be to one or more of the following:

      7.2.1 the number of shares in respect of which any option may be exercised;

      7.2.2 where any such option has been exercised but no shares have been allotted pursuant to such exercise, the number of shares which may be so allotted.

8.    ALTERATIONS

8.1 Subject to Rules 8.2, the Board may at any time alter this Scheme, or the terms of any option granted under it.

8.2 No alteration to the disadvantage of any Participant shall be made under Rule 8.1 unless:

      8.2.1 the Board shall have invited every such Participant to give an indication as to whether or not he approves the alteration; and

      8.2.2 the alteration is approved by a majority of those Participants who have given such an indication.

9.    MISCELLANEOUS

9.1 The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in this Scheme or any right which he may have to participate in it, and an individual who participates in it shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option under this Scheme as a result of such termination.

9.2 In the event of any dispute or disagreement as to the interpretation of this Scheme, or as to any question or right arising from or related to this Scheme, the decision of the Board shall be final and binding upon all persons.

9.3 Any notice or other communication under or in connection with this Scheme may be given either:

      9.3.1 by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment; or

      9.3.2 in an electronic communication to an address for the time being notified for that purpose to the person giving the notice.

9.4 This Scheme and all options granted under it shall be governed by and construed in accordance with Bermudan law.

                                                             CLIFFORD CHANCE
                                               LIMITED LIABILITY PARTNERSHIP
                                                       200 Aldersgate Street
                                                             London EC1A 4JJ